                                                                     EXHIBIT 99


HCA
                                                                           NEWS
-------------------------------------------------------------------------------
                                                          FOR IMMEDIATE RELEASE


INVESTOR CONTACT:                                                MEDIA CONTACT:
Mark Kimbrough                                                   Jeff Prescott
615-344-2688                                                     615-344-5708

                            HCA REPORTS 2003 RESULTS
      QUARTERLY DIVIDEND INCREASED FROM $0.02 PER SHARE TO $0.13 PER SHARE


Nashville, Tenn., February 3, 2004 - HCA (NYSE: HCA) today announced a dividend increase and operating results for the fourth quarter and year ended December 31, 2003.

DIVIDEND

HCA's Board of Directors approved an increase in its quarterly dividend from $0.02 per share to $0.13 per share. The Board declared the initial $0.13 per share dividend payable on June 1, 2004 to shareholders of record at May 1, 2004.

"The change in the tax law during the past year greatly enhanced the attractiveness of cash dividends as a means of providing increased and more predictable returns to our shareholders. The expected strength of the Company's cash flows should enable us to pay a significantly increased dividend, while continuing to reinvest capital in our markets, strengthen our balance sheet and maintain our historical commitment to share repurchase," stated Jack O. Bovender, Jr., HCA Chairman and CEO.

RESULTS FOR 2003

Revenues for the year ended December 31, 2003 increased 10.5 percent to $21.8 billion from $19.7 billion in 2002. Net income for 2003 totaled $1.3 billion, or $2.61 per diluted share, compared to $833 million, or $1.59 per diluted share, in the previous year.

Results for 2003 include gains on sales of facilities of $85 million, or $0.10 per diluted share, impairment of long-lived assets of ($130 million), or ($0.16) per diluted share, and investigation related costs of ($8 million), or ($0.01) per diluted share. Results for 2003 also include a favorable $41 million, or $0.05 per diluted share, change in estimate during the fourth quarter related to Medicaid cost report balances for cost report years ended December 31, 1997 and prior.

The financial results for 2002 include gains on sales of facilities of $6 million, or $0.01 per diluted share, impairment of investment securities of ($168 million), or ($0.20) per diluted share, impairment of long-lived assets of ($19 million), or ($0.03) per diluted share and investigation related costs of ($58 million), or ($0.07) per diluted share. Results for 2002 also include a fourth quarter government settlement charge of ($603 million), or ($0.80) per diluted share.

The Company's consolidated hospital admissions, which include 11 Kansas City area hospitals acquired April 1, 2003, increased 3.3 percent during 2003. Same-facility admissions increased 0.6 percent for the year. Excluding skilled nursing beds and obstetric units closed within the past twelve months, same-facility admissions increased 1.4 percent for the year. During 2003, same-facility revenues increased 7.6 percent, while same-facility revenue per equivalent admission increased 7.5 percent.

Capital expenditures, excluding acquisitions, totaled approximately $1.8 billion in 2003. The Company anticipates capital expenditures will approximate $1.8 billion in 2004 and $1.6 billion annually thereafter, excluding acquisitions.

HCA's debt-to-total capitalization ratio was 55.8 percent at December 31, 2003, a decrease from the peak during the year of 57.3 percent at July 31, 2003. HCA plans to reduce its debt-to-total capitalization ratio level from the mid-50's to the low 50's or high 40's by mid-to-late 2005.

The Company repurchased 31.1 million shares of its common stock at a cost of $1.1 billion (average cost of $35.76 per share) during 2003. Approximately $600 million remains on the April 2003, $1.5 billion share repurchase authorization. Since 1997, HCA has repurchased approximately 234.5 million shares at a cost of $6.9 billion (average cost of $29.51 per share). HCA had 491 million shares outstanding as of December 31, 2003. Share repurchases are expected to remain an integral component of the Company's financial policies.

RESULTS FOR FOURTH QUARTER 2003

For the fourth quarter of 2003, revenues increased to $5.6 billion, up 11.4 percent from $5.0 billion in the comparable period of 2002. Net income totaled $317 million, or $0.63 per diluted share, versus a net loss of ($102 million), or ($0.20) per diluted share, for the fourth quarter of 2002.

Results for the fourth quarters of 2003 and 2002 include the previously mentioned settlements with government agencies for the favorable change in Medicaid cost report estimates of $41 million, or $0.05 per diluted share, in 2003 and a charge of ($603 million), or ($0.82) per diluted share, in 2002. Fourth quarter 2002 results include gains on sales of facilities of $6 million, or $0.01 per diluted share, and investigation related costs of ($12 million), or ($0.02) per diluted share.

The Company's consolidated admissions increased 5.7 percent in the fourth quarter of 2003. Same-facility admissions increased 2.1 percent for the fourth quarter of 2003. Excluding skilled nursing beds and obstetric units closed within the last twelve months, same-facility admissions increased 2.6 percent for the quarter. Same-facility revenues increased 7.4 percent, while same-facility revenue per equivalent admission increased 5.8 percent during the fourth quarter of 2003.

Pulmonary or flu-related admissions, which increased 15 percent during the fourth quarter compared to the prior year, represented approximately one-half of the Company's admission growth in the quarter, reflecting the earlier outbreak and increased severity of this year's flu season.

The Company's provision for doubtful accounts increased to 11.4 percent of consolidated revenues in the fourth quarter of 2003 compared to 8.6 percent in the fourth quarter of 2002, primarily due to a continuation of trends associated with the growth of uninsured and self-pay accounts and a deterioration in the collectibility of these accounts.

In response to the growing number of uninsured in the United States, during 2003 HCA implemented a charity care and financial discount policy to provide financial relief to more of its charity patients and needs-based discounts for uninsured patients who receive non-elective care at its hospitals. In the fourth quarter of 2003, charity care and related discounts totaled $201 million compared to $156 million in the same period of 2002. For the full year 2003, charity care and related discounts totaled $821 million compared to $579 million in 2002.

Recent regulatory changes, effective October 1, 2003, resulted in a reduction in the Company's Medicare operating outlier payments which totaled $22 million in the fourth quarter of 2003 compared to $53 million in the fourth quarter of 2002.

FACILITIES AT YEAR END

At December 31, 2003, the Company operated 191 hospitals and 83 ambulatory surgery centers (including 7 hospitals and 4 ASCs owned through 50/50 equity joint ventures) located in 23 states, London, England and Geneva, Switzerland compared to 179 hospitals and 78 ambulatory surgery centers (including 6 hospitals and 4 ASCs owned through equity joint ventures) at December 31, 2002.

EARNINGS CONFERENCE CALL

HCA will host a conference call for investors at 8:30 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and through the next 30 days. The web cast can be accessed at http://www.firstcallevents.com/service/ajwz396776766gf12.html or via the Investor Relations site at www.hcahealthcare.com.

ANNUAL SHAREHOLDER MEETING

The Company's annual shareholder meeting will be held in Nashville, Tennessee on May 27, 2004 at 1:30 p.m. local time for shareholders of record as of April 1, 2004.

                                     # # #

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our estimated results of operations in future periods and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the highly competitive nature of the health care business, (ii) the efforts of insurers, health care providers and others to contain health care costs, (iii) possible changes in the Medicare and Medicaid programs that may impact reimbursements to health care providers and insurers, (iv) the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services, (v) increases in the amount and risk of collectibility of uninsured accounts and deductibles and co-pay amounts for insured accounts, (vi) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (vii) potential liabilities and other claims that may be asserted against the Company, (viii) fluctuations in the market value of the Company's common stock, (ix) the Company's ability to complete the share repurchase program, (x) changes in accounting practices, (xi) changes in general economic conditions, (xii) future divestitures which may result in additional charges, (xiii) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xiv) the availability and terms of capital to fund the expansion of the Company's business, (xv) changes in business strategy or development plans, (xvi) delays in receiving payments for services provided, (xvii) the possible enactment of Federal or state health care reform, (xviii) the outcome of pending and any future tax audits and litigation associated with the Company's tax positions,
(xix) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xx) changes in Federal, state or local regulations affecting the health care industry, (xxi) the impact of charity care and self-pay discounting policy changes, (xxii) the ability to successfully integrate the operations of Health Midwest, (xxiii) the ability to develop and implement the financial enterprise resource planning information system within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, (xxiv) the ability to obtain court approval of the settlement of the class action securities lawsuits originally filed against the Company in 1997; (xxv) the ability of the Company to continue to fund a cash dividend in the future at the current rate; and (xxvi) other risk factors detailed from time to time in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.

                                    HCA INC.
                   SUPPLEMENTAL OPERATING RESULTS INFORMATION
                (Dollars in millions, except per share amounts)


                                                                                                         FOR THE YEARS
                                                                             FOURTH QUARTER            ENDED DECEMBER 31,
                                                                        -----------------------     -----------------------
                                                                          2003          2002          2003           2002
                                                                        ---------     ---------     ---------     ---------

Revenues ...........................................................    $   5,597     $   5,024     $  21,808     $  19,729

Net income (loss) ..................................................    $     317     $    (102)    $   1,332     $     833
       Settlement with government agencies (net of tax) ............          (25)          418           (25)          418
       Gains on sales of facilities (net of tax) ...................           --            (4)          (49)           (4)
       Impairment of investment securities (net of tax) ............           --            --            --           107
       Impairment of long-lived assets (net of tax) ................           --            --            79            18
       Investigation related costs (net of tax) ....................           --             8             6            37
                                                                        ---------     ---------     ---------     ---------

Net income, excluding settlement with government agencies,
  gains on sales of facilities, impairment of investment
  securities, impairment of long-lived assets and
  investigation related costs (a) ..................................          292           320         1,343         1,409
       Depreciation and amortization ...............................          290           258         1,112         1,010
       Interest expense ............................................          127           106           491           446
       Minority interests in earnings of consolidated entities .....           30            37           150           148
       Provision for income taxes ..................................          170           202           825           888
                                                                        ---------     ---------     ---------     ---------

Adjusted EBITDA (a) ................................................    $     909     $     923     $   3,921     $   3,901
                                                                        =========     =========     =========     =========

Diluted earnings per share:
       Net income (loss) ...........................................    $    0.63     $   (0.20)    $    2.61     $    1.59
       Settlement with government agencies .........................        (0.05)         0.82         (0.05)         0.80
       Gains on sales of facilities ................................           --         (0.01)        (0.10)        (0.01)
       Impairment of investment securities .........................           --            --            --          0.20
       Impairment of long-lived assets .............................           --            --          0.16          0.03
       Investigation related costs .................................           --          0.02          0.01          0.07
                                                                        ---------     ---------     ---------     ---------
       Net income, excluding settlement with government
         agencies, gains on sales of facilities, impairment
         of investment securities, impairment of long-lived
         assets and investigation related costs (a) ................    $    0.58     $    0.63     $    2.63     $    2.68
                                                                        =========     =========     =========     =========

Shares used in computing diluted earnings per share (000) ..........      501,373       511,655       510,874       525,219


---------
(a) Net income, excluding settlement with government agencies, gains on sales of facilities, impairment of investment securities, impairment of long-lived assets and investigation related costs, and adjusted EBITDA, are non-GAAP financial measures. The Company believes that net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are important operating measures that supplement discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management. HCA's management relies upon net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

         Management and investors review both the Company's overall performance (including net income, excluding certain measures required to be disclosed by GAAP, GAAP net income and GAAP EPS) and the operating performance of the Company's health care facilities (adjusted EBITDA). Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare the Company's current operating results with the corresponding periods during the previous year and to compare the Company's operating results with other companies in the health care industry. The Company has incurred significant settlement adjustments and charges, asset and investment impairments, gains on sales of facilities and investigation related costs during the twelve months ended December 31, 2003 and 2002 and it is reasonable to expect that asset impairment charges and gains on sales of facilities will occur in future periods, but the amounts recognized for these items can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of the Company's health care facilities and complicate quarterly operations comparisons of the Company's results of operations and operations comparisons with other health care companies. The Company does not currently expect to incur settlement adjustments and charges and investigation related costs in future periods. The nature and materiality of these charges have significant effects on the ability of an investor to compare the operating results of the Company's hospital facilities from period to period and to compare the Company's operating results with other companies in the industry.

         Net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

                                    HCA INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                          2003                                2002
                                                                   ---------------------             ---------------------
                                                                    AMOUNT         RATIO               Amount        Ratio
                                                                   ---------       -----             ---------       -----

Revenues ....................................................      $  21,808       100.0%            $  19,729       100.0%

Salaries and benefits .......................................          8,682        39.8                 7,952        40.3
Supplies ....................................................          3,522        16.2                 3,158        16.0
Other operating expenses ....................................          3,676        16.8                 3,341        16.9
Provision for doubtful accounts .............................          2,207        10.1                 1,581         8.0
Insurance subsidiary losses on sales of investments .........             (1)         --                     2          --
Equity in earnings of affiliates ............................           (199)       (0.9)                 (206)       (1.0)
Depreciation and amortization ...............................          1,112         5.1                 1,010         5.0
Interest expense ............................................            491         2.3                   446         2.3
Settlement with government agencies .........................            (41)       (0.2)                  603         3.1
Gains on sales of facilities ................................            (85)       (0.4)                   (6)         --
Impairment of investment securities .........................             --          --                   168         0.9
Impairment of long-lived assets .............................            130         0.6                    19         0.1
Investigation related costs .................................              8          --                    58         0.3
                                                                   ---------       -----             ---------       -----

                                                                      19,502        89.4                18,126        91.9
                                                                   ---------       -----             ---------       -----

Income before minority interests and income taxes ...........          2,306        10.6                 1,603         8.1

Minority interests in earnings of consolidated entities .....            150         0.7                   148         0.7
                                                                   ---------       -----             ---------       -----

Income before income taxes ..................................          2,156         9.9                 1,455         7.4

Provision for income taxes ..................................            824         3.8                   622         3.2
                                                                   ---------       -----             ---------       -----

     Net income .............................................      $   1,332         6.1             $     833         4.2
                                                                   =========       =====             =========       =====

Diluted earnings per share ..................................      $    2.61                         $    1.59

Shares used in computing diluted earnings per share (000) ...        510,874                           525,219

                                    HCA INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 FOURTH QUARTER
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                             2003                      2002
                                                                   ----------------------     ----------------------
                                                                    AMOUNT          RATIO      Amount          Ratio
                                                                   --------         -----     --------         -----

Revenues ....................................................      $  5,597         100.0%    $  5,024         100.0%

Salaries and benefits .......................................         2,219          39.6        2,063          41.1
Supplies ....................................................           925          16.5          807          16.1
Other operating expenses ....................................           945          16.9          850          16.8
Provision for doubtful accounts .............................           636          11.4          431           8.6
Insurance subsidiary gains on sales of investments ..........            (1)           --           --            --
Equity in earnings of affiliates ............................           (36)         (0.6)         (50)         (1.0)
Depreciation and amortization ...............................           290           5.1          258           5.2
Interest expense ............................................           127           2.3          106           2.1
Settlement with government agencies .........................           (41)         (0.7)         603          12.0
Gains on sales of facilities ................................            --            --           (6)         (0.1)
Investigation related costs .................................            --            --           12           0.2
                                                                   --------         -----     --------         -----

                                                                      5,064          90.5        5,074         101.0
                                                                   --------         -----     --------         -----

Income (loss) before minority interests and income taxes ....           533           9.5          (50)         (1.0)

Minority interests in earnings of consolidated entities .....            30           0.5           37           0.7
                                                                   --------         -----     --------         -----

Income (loss) before income taxes ...........................           503           9.0          (87)         (1.7)

Provision for income taxes ..................................           186           3.3           15           0.3
                                                                   --------         -----     --------         -----

     Net income (loss) ......................................      $    317           5.7     $   (102)         (2.0)
                                                                   ========         =====     ========         =====

Diluted earnings (loss) per share ...........................      $   0.63                   $  (0.20)

Shares used in computing diluted earnings per share (000) ...       501,373                    511,655

                                    HCA INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)


                                                                 DECEMBER 31,      SEPTEMBER 30,       DECEMBER 31,
                                                                    2003               2003                2002
                                                                 ------------      -------------       ------------

                         ASSETS
Current assets:
     Cash and cash equivalents ...........................        $     115          $     182          $     161
     Accounts receivable, net ............................            3,095              2,924              2,788
     Inventories .........................................              520                491                462
     Deferred income taxes ...............................              534                494                568
     Other ...............................................              558                720                526
                                                                  ---------          ---------          ---------

          Total current assets ...........................            4,822              4,811              4,505

Property and equipment, at cost ..........................           18,685             18,167             16,800
Accumulated depreciation .................................           (7,620)            (7,561)            (7,079)
                                                                  ---------          ---------          ---------
                                                                     11,065             10,606              9,721

Investments of insurance subsidiary ......................            1,790              1,668              1,355
Investments in and advances to affiliates ................              527                666                679
Goodwill .................................................            2,481              2,489              1,994
Deferred loan costs ......................................               75                 72                 67
Other ....................................................              303                334                420
                                                                  ---------          ---------          ---------

                                                                  $  21,063          $  20,646          $  18,741
                                                                  =========          =========          =========


          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ....................................        $     877          $     749          $     809
     Accrued salaries ....................................              510                493                438
     Other accrued expenses ..............................            1,116              1,120              1,113
     Government settlement accrual .......................               --                 --                933
     Long-term debt due within one year ..................              665                502                446
                                                                  ---------          ---------          ---------

          Total current liabilities ......................            3,168              2,864              3,739

Long-term debt ...........................................            8,042              8,278              6,497
Professional liability risks .............................            1,314              1,332              1,193
Deferred income taxes and other liabilities ..............            1,650              1,378                999
Minority interests in equity of consolidated entities ....              680                678                611

Stockholders' equity .....................................            6,209              6,116              5,702
                                                                  ---------          ---------          ---------

                                                                  $  21,063          $  20,646          $  18,741
                                                                  =========          =========          =========


Current ratio ............................................             1.52               1.68               1.20
Ratio of debt to debt plus common and minority equity ....             55.8%              56.4%              52.4%
Shares outstanding (thousands) ...........................          490,718            496,643            514,176

                                    HCA INC.
                              OPERATING STATISTICS


                                                                                               FOR THE YEARS
                                                        FOURTH QUARTER                        ENDED DECEMBER 31,
                                                -------------------------------         -------------------------------
                                                   2003                2002                2003                 2002
                                                -----------         -----------         -----------         -----------

CONSOLIDATED HOSPITALS:

      Number of Hospitals                               184                 173                 184                 173
      Weighted Average Licensed Beds                 42,011              40,020              41,568              39,985
      Licensed Beds at End of Period                 42,108              39,932              42,108              39,932

   REPORTED:
      Admissions                                    414,000             391,700           1,635,200           1,582,800
            % Change                                    5.7%                                    3.3%
      Equivalent Admissions                         606,600             575,300           2,405,400           2,339,400
            % Change                                    5.4%                                    2.8%
      Revenue per Equivalent Admission          $     9,228         $     8,733         $     9,066         $     8,434
            % Change                                    5.7%                                    7.5%
      Inpatient Revenue per Admission           $     8,348         $     7,937         $     8,224         $     7,706
            % Change                                    5.2%                                    6.7%

      Patient Days                                2,066,200           1,941,100           8,115,400           7,850,900
      Equivalent Patient Days                     3,027,300           2,851,200          11,937,800          11,603,600

      Emergency Room Visits                       1,359,400           1,186,000           5,130,500           4,802,800
            % Change                                   14.6%                                    6.8%

      Outpatient Revenues as a
          Percentage of Patient Revenues               37.1%               37.1%               37.2%               37.0%

      Average Length of Stay                            5.0                 5.0                 5.0                 5.0

      Occupancy                                        53.5%               52.7%               53.5%               53.8%
      Equivalent Occupancy                             78.5%               77.6%               78.7%               79.5%

   SAME FACILITY:
      Admissions                                    396,900             388,700           1,580,600           1,570,500
            % Change                                    2.1%                                    0.6%
      Equivalent Admissions                         580,200             571,700           2,320,400           2,319,700
            % Change                                    1.5%                                    0.0%
      Revenue per Equivalent Admission          $     9,187         $     8,685         $     9,037         $     8,405
            % Change                                    5.8%                                    7.5%
      Inpatient Revenue per Admission           $     8,463         $     7,949         $     8,311         $     7,712
            % Change                                    6.5%                                    7.8%

      Emergency Room Visits                       1,301,300           1,176,600           4,956,700           4,755,500
            % Change                                   10.6%                                    4.2%

NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:

      Consolidated                                      184                 173                 184                 173
      Non-Consolidated (50/50 Equity
          Joint Ventures)                                 7                   6                   7                   6
                                                -----------         -----------         -----------         -----------

      Total Number of Hospitals                         191                 179                 191                 179
                                                ===========         ===========         ===========         ===========